Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Legacy Reserves LP
Midland, TX
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 26, 2007, relating to the consolidated financial statements of Legacy Reserves LP appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2007, relating to the statements of revenues and direct operating expenses of the TSF Properties for each of the years in the two-year period ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on June 29, 2007.
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2007, relating to the statement of revenues and direct operating expenses of the Ameristate Properties for the year ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on June 29, 2007.
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2007, relating to the statements of revenues, direct operating expenses and equity income of the Binger Properties for each of the years in the two-year period ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on June 29, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Houston, TX
July 13, 2007